Brooke Corporation Subsidiary Releases July Results

    OVERLAND PARK, Kan., Aug. 26 /PRNewswire-FirstCall/ -- Shawn Lowry,

President of Brooke Corporation's (Amex: BXX) franchise subsidiary, announced that, "As part of a corporate initiative by our parent company to provide investors with more timely information than required by the SEC, Brooke Franchise Corporation has begun releasing un-audited monthly information providing the amount of consulting revenues and the number of new franchise locations." Lowry further noted, "Consulting fees are an important indicator of overall profitability because our parent company's profits are largely dependent on Brooke Franchise Corporation's consulting activities, and the number of new franchise locations provides an early indication of revenue growth in future periods."
    Lowry stated that during the month of July 2003, Brooke Franchise Corporation added five new franchise locations in the states of Florida, Illinois, Kansas, Oklahoma and Utah and received consulting fees totaling $1,466,655 for assisting franchisees in the acquisition of these insurance agency locations.
    To help observers put the July expansion in perspective, Lowry noted, "Eight new franchise locations were added in June of 2003, resulting in consulting fees of $1,563,796, and four new franchise locations were added in May of 2003, resulting in consulting fees of $821,258."

    About our Company.... Brooke Franchise Corporation is a wholly owned subsidiary of Brooke Corporation which is listed on the American Stock Exchange under the symbol of BXX. Brooke Franchise Corporation distributes insurance and financial services through a network of 204 franchisee locations. Brooke Credit Corporation, a sister company, has originated more than $75,000,000 in franchisee loans which have been sold to participating lenders or to investors through an asset back securitization. Another sister company supplies insurance on a wholesale basis to the company's franchisees and others.
    This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associates with the development of technology, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual report, which is available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             08/26/2003
    /CONTACT: Sherisa Coomes of Brooke Corporation, +1-785-543-3199 ext. 197, cooms@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation; Brooke Franchise Corporation
ST:  Kansas
IN:  FIN INS
SU:  ERN